Demand Note between Adsouth Partners, Inc. and HDK Funding dated December 20, 2005
EX-10.24

- Loan Agreement with HSK Funding, Inc

- Loan Agreement with HSK Funding, Inc.

$1,000,000	Boca Raton, Florida December 20, 2005

DEMAND PROMISSORY NOTE

FOR VALUE RECEIVED, Adsouth Partners, Inc., a Nevada corporation with offices at 1141 South Rogers Circle, Suite 11, Boca Raton, Florida 33487 (“Payor”), hereby promises to pay on demand to order of HSK Funding (“Holder”), the principal amount of one million dollars ($1,000,000), and to pay interest on the outstanding principal amount at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate of interest which may legally be charged.

In any legal proceeding to enforce payment of this Note, Payor waives trial by jury, claims for offset and counterclaims. Payor hereby waives presentment, demand, protest and notice of protest. Payor may prepay this Note in whole at any time and in part from time to time without payment of any penalty or premium, provided that accrued interest is paid to the date of such prepayment.

Payment of this Note is guaranteed by John P. Acunto, Jr.

This Note replaces and restates, with an increase in the principal amount, the Payor's promissory note dated December 7, 2005, in the principal amount of $500,000, payable to Holder.

In the event that Holder commences a legal proceeding in order to enforce its rights under this Note, Payor shall pay the reasonable legal fees and expenses incurred by Holder with respect thereto.

This Note shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements entered and to be performed wholly within such State without regard to principles of conflicts of laws.  IN ANY SUCH ACTION, PAYOR WAIVES ANY RIGHT TO A TRIAL BY JURY .

IN WITNESS WHEREOF, Payor has executed this Note on the date and year first aforesaid.

ADSOUTH PARTNERS, INC.

By:	/S/ Anton Lee Wingeier
Anton Lee Wingeier, CFO